Exhibit 23.1

C/F/R

CROSS, FERNANDEZ & RILEY, LLP
Accountants & Consultants

Consent of Independent Registered Public Accounting Firm

Gen2Media Corporation
Orlando, Florida

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 9, 2007, relating to the consolidated financial statements of Gen2Media Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Cross, Fernandez & Riley, LLP

Cross, Fernandez & Riley, LLP

Orlando, Florida
June 10, 2008

201 S. Orange Avenue, Suite 800 • Orlando, FL 32801-3421 • 407 . 841-6930
2907 W. Bay to Bay Blvd., Suite 360 • Tampa, FL 33629 • 813-414-0121
Fax: 407-841-6347 • www.cfrcpa.